EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Robert Jewett
General Counsel
908-766-5000

Investors: Lanie Marcus
Media: Sean Leous
Financial Dynamics
212-850-5600

AMEX GRANTS HOOPER HOLMES A 10-DAY EXTENSION TO MEET CONTINUED

LISTING STANDARDS

BASKING RIDGE, N.J., October 12, 2004 — Hooper Holmes, Inc. (AMEX: HH) announced today that the Staff of the American Stock Exchange (Amex) has granted the Company’s request for a 10-day extension of time to October 22, 2004 to regain compliance with the Amex’s continued listing standards.

As the Company disclosed in its quarterly report on Form 10-Q for the period ended June 30, 2004, the Company’s outside auditor, KPMG LLP, has not been able to complete its review of the Company’s financial statements included in that Form 10-Q due to the ongoing inquiry being conducted by the Company’s Audit Committee into certain charitable contributions and other Company expenditures made by or at the direction of the CEO. Because the outside auditor has not completed its review, the Amex considers the Form 10-Q not to have been timely filed. The timely filing of such reports is a condition for the Company’s continued listing on the Amex.

On August 24, 2004, the Staff of the Amex accepted the Company’s plan to bring itself into compliance with the Amex’s continued listing standards on or before October 12, 2004. The Company’s plan contemplated that, on or before that date, the Audit Committee’s inquiry would have been concluded, KPMG would have completed its review of the interim financial statements included in the Form 10-Q, and the Company would have filed an amended Form 10-Q indicating that KPMG had completed its review. However, the Audit Committee has not yet completed its inquiry and KPMG has not yet completed its review.

The Staff has granted this further 10-day extension subject to the condition that the Staff will review the Company’s amended June 30, 2004 Form 10-Q for compliance no later than October 22, 2004. The Staff indicated that if the Company’s independent auditors are unable to complete their review by that date, it will likely result in the Staff initiating delisting proceedings pursuant to Section 1009 of the Amex Company Guide.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.